EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 22, 2013 (except for Note 20 as to which the date is April 17, 2013) relating to the financial statements and financial statement schedule of SeaWorld Entertainment, Inc. appearing in the Prospectus included in Registration Statement No. 333-192420.

/s/ Deloitte & Touche LLP

Tampa, Florida

December 11, 2013